Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ascent Capital Group, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333-156230, 333-156231, 333‑158658, 333-203043, and 333-220007) on Form S-8 of Ascent Capital Group, Inc. of our reports dated March 5, 2018, with respect to the consolidated balance sheets of Ascent Capital Group, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Ascent Capital Group, Inc.

/s/ KPMG LLP
Dallas, Texas
March 5, 2018